Final Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-145709
Registration No. 333-145709-01
March 31, 2008
PRICING TERM SHEET
5.65% Senior Notes due 2013
6.50% Senior Notes due 2019

Issuer:	Enterprise Products Operating LLC
Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.
Security:	5.65% Notes due April 1, 2013 6.50% Notes due January 31, 2019
Size:	$400,000,000 for the 2013 Notes $700,000,000 for the 2019 Notes
Maturity Date:	April 1, 2013 for the 2013 Notes January 31, 2019 for the 2019 Notes
Coupon:	5.65% for the 2013 Notes 6.50% for the 2019 Notes
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2008 for the 2013 Notes January 31 and July 31, commencing July 31, 2008 for the 2019 Notes
Price to Public:	99.906% for the 2013 Notes 99.866% for the 2019 Notes
Benchmark Treasury:	2.50% due March 2013 for the 2013 Notes 3.50% due February 2018 for the 2019 Notes
Benchmark Treasury Yield:	2.452% for the 2013 Notes 3.419% for the 2019 Notes
Spread to Benchmark Treasury:	+ 322 bps for the 2013 Notes + 310 bps for the 2019 Notes
Yield:	5.672% for the 2013 Notes 6.519% for the 2019 Notes
Make-Whole Call:	T + 50 bps for the 2013 Notes T + 50 bps for the 2019 Notes
Expected Settlement Date:	April 3, 2008

CUSIP:	29379V AB9 for the 2013 Notes 29379V AC7 for the 2019 Notes
Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB- by Fitch Ratings
Joint Book-Running Managers:	Lehman Brothers Inc. Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Scotia Capital (USA) Inc.
Co-Managers:	Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC
BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc.
Barclays Capital Inc.
DnB NOR Markets, Inc.
Lazard Capital Markets LLC
UBS Securities LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. at 212-834-4533, or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.